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                                                                     EXHIBIT 4.2


                             STOCK OPTION AGREEMENT
                           UNDER THE MYLEX CORPORATION
                      1998 STOCK OPTION AND INCENTIVE PLAN


       This Stock Option Agreement (the "Agreement"), is made as of ______________ by and between Mylex Corporation, a Delaware corporation (the "Company"), and _______________ ("Optionee").

       1. GRANT OF OPTION. The Company grants to Optionee an option (the "Option") to purchase any or all of the number of shares set forth on Exhibit A (the "Option Shares") of the presently authorized but unissued shares of common stock of the Company (the "Stock") at the exercise price per share set forth on Exhibit A (the "Option Price"), subject to the terms and conditions of this Agreement and the Company's 1998 Stock Option and Incentive Plan (the "Plan"), which Plan this Agreement incorporates by reference. The number of Option Shares subject to the Option and the Option Price are subject to adjustment under certain circumstances, as provided in the Plan.

       2. TERM AND EXERCISE OF OPTION. At any time before the termination date of the Option set forth on Exhibit A (the "Termination Date"), or such earlier date on which the Option may terminate in accordance with Section 3, Optionee may exercise any portion of the Option that has become exercisable in accordance with the vesting schedule set forth on Exhibit A but that has not yet been exercised. In no event, however, shall the Company be required to issue fractional shares.

       3. EXPIRATION OF OPTION. The Option will expire on the Termination Date or on an earlier date, in accordance with Section 3(a), (b) or (c).

              (a) If Optionee ceases to be a director or bona fide employee or consultant of the Company or any of its subsidiaries (each, a "Subsidiary") before the Termination Date, other than by permanent and total disability or death, Optionee may exercise the Option until the earlier of the ninetieth
(90th) day after cessation of such status or the Termination Date, but only to the extent that the Option was exercisable under Section 2 at the time of cessation of such status. If Optionee is unable to act in Optionee's capacity as a director, employee or consultant of the Company or a Subsidiary because of a temporary disability, or if Optionee is on a leave of absence for such purpose or reason as the Board of Directors of the Company (the "Board") or the Committee (as defined in the Plan) may approve, Optionee shall not be deemed during the period of any such inability or absence, by virtue of such inability or absence alone, to have terminated such capacity with the Company or a Subsidiary, except as the Board or the Committee may otherwise expressly provide.

              (b) If Optionee ceases to be a director or bona fide employee or consultant of the Company or a Subsidiary by reason of permanent and total disability before the Termination Date, Optionee may exercise the Option until the earlier of the one hundred eightieth (180th) day after cessation of such status or the Termination Date, but only to the extent that the Option was exercisable under Section 2 at the time of cessation of such status.


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              (c)    If Optionee dies while serving as a director, employee or
consultant of the Company or a Subsidiary, or within the exercise periods or periods of absence described in Section 3(a) or (b), the Option may be exercised, until the earlier of twelve (12) months after Optionee's death or the Termination Date, by Optionee or Optionee's legal representative, or by the person(s) to whom Optionee's rights under the Option shall pass by will or by the applicable laws of descent and distribution, but only to the extent that the Option was exercisable under Section 2 at the time of Optionee's death.

       4. MANNER OF EXERCISE. Optionee may exercise the Option with respect to all or any part of the Option Shares then subject to such exercise by giving the Company written notice of such exercise (which shall include, if required by the Company, such representations and agreements by Optionee as may be required by any rules that the Board or the Committee may adopt under the Plan). Such notice shall (a) be signed by Optionee and, if Optionee is married, by Optionee's spouse, (b) specify the number of Option Shares as to which the Option is so exercised, and (c) be accompanied by payment of the aggregate Option Price of such Option Shares in immediately available funds, or, with the written consent of the Company, (i) previously owned shares of Stock of the Company, (ii) other property deemed acceptable by the Company, (iii) documentation acceptable to Company authorizing a reduction in the amount of Option Shares issuable pursuant to an Award, (iv) in accordance with Section 220.3(e)(4) of Regulation T promulgated under the Securities Exchange Act of 1934, as amended, a properly executed exercise notice for such Option Shares and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale or of a loan secured by the Option Shares issuable upon exercise of the Option, or (v) a promissory note in such form and bearing such rate of interest and term as the Board or the Committee shall, in its discretion, establish. Notwithstanding the foregoing, the Company need not deliver any shares pursuant to Optionee's exercise of the Option if, in the opinion of counsel for the Company, doing so would violate any federal or state law or regulation or any applicable requirements of any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System. In no event shall the Company be required to take any affirmative action to comply with any of such laws, regulations or requirements.

       5. OPTIONEE'S OBLIGATIONS. So long as Optionee is a director, employee or consultant of the Company or a Subsidiary, Optionee shall faithfully and to the best of his or her ability devote such time (subject to bona fide absences), energy and skill to the service of the Company or such Subsidiary and to the promotion of its interests as may be necessary to fulfill Optionee's obligations to the Company or such Subsidiary, in accordance with the regular policies and practices of, or any written agreement between Optionee and, the Company or such Subsidiary. Nothing herein shall limit the right of Optionee or the Company to terminate Optionee's employment with Company at any time.

       6. FINALITY OF DECISIONS. All decisions of the Board or the Committee relating to any question arising under the Plan or under this Agreement shall be final and shall bind all parties.

       7. TRANSFERABILITY; BINDING EFFECT. The Option may not be transferred by Optionee in any manner other than by will or the laws of descent and distribution and may be exercised during Optionee's lifetime only by Optionee or Optionee's guardian or legal representative. Subject to the foregoing, this Agreement shall bind and inure to the benefit of any successors or assigns of the Company or Optionee.

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       8.     NOTICE. Any notice or other written communication required or permitted to be given to Company shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company, and any such communication to be given to Optionee shall be addressed to Optionee at the address set forth on the signature page of this Agreement or such other address as Optionee may designate by notice to Company in accordance with this Section
8. Such notices or other communications shall be hand delivered or sent by overnight courier service or registered or certified United States mail and shall be effective upon dispatch.

       9. AGREEMENT SUBJECT TO PLAN AND PLAN APPROVAL. This Agreement is entered into pursuant to and is subject to the provisions of the Plan, including, without limitation, Section 8 of the Plan dealing with adjustments, and it is intended to and shall be interpreted in a manner that will comply with the Plan. In the event of any conflict between any provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement shall be effective as of the date of its making as set forth above, subject to approval of the Plan by shareholders of the Company holding a majority of its voting power within twelve months before or after the effective date of the Plan. In no event may the Option be exercised in whole or in part before such approval.

       10. TAX TREATMENT. Unless Exhibit A otherwise specifies, the Option is intended to be eligible for such treatment as an "incentive stock option" under
Section 422 of the Internal Revenue Code of 1986. Whether this Option will receive such tax treatment will depend, in part, on actions by Optionee after exercise of this Option. For example, if Optionee disposes of any of the Option Shares within two years after the date of grant of the Option or within one year after the date of exercise of the Option with respect to such shares (collectively, a "Disqualifying Disposition"), Optionee may lose the benefits of
Section 422 with respect to such shares. Other factors not discussed in this Agreement also may affect the tax consequences of transactions related to the Option or the Option Shares. Accordingly, the Company makes no representations, by way of the Plan, this Agreement or otherwise, with respect to the actual tax effect of the grant or exercise of this Option or the subsequent disposition of any of the Option Shares. If Optionee makes a Disqualifying Disposition with respect to any of the Option Shares, Optionee shall provide immediate written notice to the Company of such disposition, which notice shall specify the number, exercise price and exercise date of the shares subject to the Disqualifying Disposition, and the date of disposition.

       11. WITHHOLDING TAXES. Optionee agrees, on Optionee's behalf and on behalf of any of Optionee's permitted transferees, that whenever shares of Stock are to be issued by reason of the exercise of the Option, Optionee or such other person who is to receive such shares will remit to the Company, before the delivery of any certificate or certificates for such shares, any amount determined by the Company in its discretion to be sufficient to satisfy federal, state and local withholding tax requirements that the Company determines may be payable with respect to such exercise.

       12. NO RIGHTS AS A SHAREHOLDER. Neither Optionee nor any person entitled to exercise Optionee's rights in the event of his or her death shall have any of the rights of a shareholder with respect to the Option Shares except to the extent the certificates for the Option Shares, or a portion thereof, shall have issued upon the exercise of this Option.

       13.    MISCELLANEOUS.


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              (a)    WAIVER. No waiver of any right or obligation of either
party under this Agreement shall be effective unless such waiver is in writing and duly executed by the party against which such waiver is being enforced. A waiver by either party of any of its rights under this Agreement on any occasion shall not prevent the exercise of the same right on any subsequent occasion or of any other right at any time.

              (b) AMENDMENT OR MODIFICATION. This Agreement may be amended, altered or modified only by a written instrument duly executed by both parties.

              (c) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action with respect to this Agreement filed by one party against the other may only be brought in the Federal District Court for the Northern District of California or the Superior Court of the State of California located in Alameda County.

              (d) ENTIRE AGREEMENT. This Agreement, along with the Plan, constitutes the entire understanding of the parties, and supersedes all prior or contemporaneous agreements of the parties, whether written or oral, with respect to its subject matter.


OPTIONEE                                      MYLEX CORPORATION


                                              By
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Signature
                                               Its
------------------------------                    ----------------------------
Printed Name

Address for notices:

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                                    EXHIBIT A

Number of Option Shares:
                                 -----------------------

Option Price per share:
                                 -----------------------

Termination Date of Option:
                                 -----------------------

Vesting Schedule:

       Notwithstanding the foregoing, this Option shall become fully exercisable upon the first to occur of the following (if it occurs at least two years after the date the Board of Directors of the Company approve the Plan):

              (i) immediately prior to the consummation of a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to the Plan are exchanged for or converted into cash, property and/or securities not issued by the Company;

              (ii)   the dissolution or liquidation of the Company;

              (iii) the sale of all or substantially all of the property and assets of the Company; or

              (iv) the date of dissemination to the stockholders of the Company of a proxy statement or an information statement disclosing a change of control of the Company.

Incentive Stock Option [ ] or Nonqualified Option [ ]




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